UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 23, 2026

ZEO SCIENTIFIX, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55008	47-4180540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3321 College Avenue, Suite 246 Davie, Florida	33314
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 963-7881

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

As used in this Current Report on Form 8-K (this “Report”), and unless otherwise indicated, the terms “the Company,” “ZEO,” “we,” “us” and “our” refer to Zeo ScientifiX, Inc.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 23, 2026, Dr. John D. Kisiday, Ph.D. (“Dr. Kisiday”) was appointed the Company’s Chief Science Officer.

Dr. Kisiday, 55, has almost 30 years of experience in the development and translation of tissue-engineering and regenerative-medicine therapies. His work includes therapies based on cells, biomaterials, and drugs intended for orthopedic applications. He has broad expertise in basic research, autologous cell-therapy development, multidisciplinary scientific collaboration, and the generation and critical evaluation of high-quality scientific data. From September 2022 until joining ZEO, Dr. Kisiday served as an independent scientific consultant, advising companies engaged in orthobiologics and biomaterials for delivery of drugs and/or cells. Concurrently, Dr. Kisiday served as an Adjunct Professor in the Department of Chemical Engineering at the University of Wyoming where he taught courses in biomaterials and biotransport, supervised research, and developed proposals for the use of microparticle scaffolds for cell and drug delivery. From 2005 to September 2022, Dr. Kisiday held faculty appointments in the Department of Clinical Sciences at Colorado State University, where he advanced from Assistant Professor to Associate Professor with tenure. His academic work focused on mesenchymal stromal cell and connective tissue cell expansion and differentiation, orthobiologics, cartilage tissue engineering, and mechanobiology. During his tenure, he oversaw research programs, supervised research personnel, and produced peer -reviewed publications and conference presentations. Dr. Kisiday received his Ph.D. in Biological Engineering from the Massachusetts Institute of Technology, an M.S. in Mechanical Engineering from the University of California, Berkeley, and a B.S. in Engineering Sciences from Rutgers University.

The Company has entered into an employment agreement with Dr. Kisiday effective January 23, 2026 (the “Employment Agreement”). The Employment Agreement provides for a base salary of $175,000. Dr. Kisiday was also awarded a stock grant of 50,000 shares of common stock under our 2021 Incentive Plan. The stock grant vests as to 20,000 shares on the first anniversary of the of the Employment Agreement and 30,000 shares on the second anniversary of the Employment Agreement, contingent upon Dr. Kisiday’s continued employment with the Company. If he brings a commercially viable new product and/or business opportunity to ZEO outside the existing scope of the Company’s current line of business, Dr. Kisiday will be entitled to receive additional compensation therefor.

Dr. Kisiday’s employment with the Company is “At Will” meaning that his employment with the Company and his employment agreement may be terminated by the Company at any time, for any reason or for no reason at all and with or without “Cause” (as defined in the Agreement). Notwithstanding the foregoing, if at any time after the first ninety (90) days of the term, the Company terminates Dr. Kisiday’s employment without Cause or Dr. Kisiday terminates his employment with the Company for “Good Reason” (as defined in the Agreement), Dr. Kisiday will be entitled to receive severance in an amount equal to one quarter (1/4) month’s salary for each successive three (3) months of employment completed.

Dr. Kisiday’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants.

The above description of the employment agreement entered into between ZEO and Dr. Kisiday, is qualified in its entirety by the copy of the employment agreement filed as Exhibit 10.1 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement with John D. Kisiday, Ph.D.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2026	ZEO SCIENTIFIX, INC.

	By:	/s/ Ian T. Bothwell
Ian T. Bothwell Chief Executive Officer and Chief Financial Officer

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